Exhibit 99.1

2 Changi South Lane	65.6299.8888 Main
Singapore 486123	www.flextronics.com

PRESS RELEASE

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
(408) 576-7189	(408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEXTRONICS ANNOUNCES INTENTION TO OFFER UP TO AN AGGREGATE PRINCIPAL
AMOUNT OF $1 BILLION OF SENIOR NOTES

Singapore, February 12, 2013 — Flextronics (NASDAQ: FLEX) announced today its intention to offer up to an aggregate principal amount of $1 billion of senior unsecured notes (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act, subject to market conditions.

Flextronics intends to use the net proceeds from the offering to repay outstanding borrowings under its 2007 term loan facility.

The Notes and the related guarantees have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes and the related guarantees or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to aerospace and defense, automotive, computing, consumer, industrial, infrastructure, medical, energy, and mobile OEMs. Flextronics helps customers design, build, ship and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and are vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com or follow us on Twitter @flextronics.

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